Exhibit 16.1

June 18, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01(a) of Form 8-K dated June 18, 2025, of Crescent Biopharma, Inc. (formerly known as GlycoMimetics, Inc.) and are in agreement with the statements contained in the first and second sentences of the first paragraph and the second, third, and fourth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP